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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------

                              NSB ASSET FUND, INC.
                                     (Name)

     One South Main, Suite 1380, Salt Lake City, Utah 84111, ATTN: Kay Hall
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (801) 594-8160

                                   Laurie Hart
                         Callister Nebeker & McCullough
                              10 East South Temple
                                     No. 900
                           Salt Lake City, Utah 84133
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             YES     [  ]                       NO       [X]




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         Item 1.           NSB Asset Fund, Inc.

         Item 2.           Maryland; August 2, 2000

         Item 3.           Corporation

         Item 4.           Management company

         Item 5.           a.       closed-end
                           b.       non-diversified

         Item 6.           W. David Hemingway and John B. D'Arcy
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah  84111

         Item 7.           Harris H. Simmons - Director
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

                           Dale M. Gibbons - Director
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

                           Harry E. Caldwell - Director
                           985 Valley View Road
                           Indian Springs, Alabama 54124

                           Richard Simon - Director
                           313 Washington Street
                           Suite 200
                           Newton, Massachusetts 02458

                           Jay Heifetz - Director
                           1875 Century Park East
                           Suite 1495
                           Los Angeles, California 90067

                           Nolan Bellon - President
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

                           Lee L. Fry - Vice President
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

                           Kay A. Hall - Treasurer
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

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                           Jennifer R. Jolley - Secretary
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

                           John A. Payne - Assistant Secretary
                           One South Main
                           Suite 1380
                           Salt Lake City, Utah 84111

         Item 8.           Not Applicable

         Item 9.           a.       No
                           b.       Not Applicable
                           c.       No
                           d.       Yes
                           e.       Number of Beneficial Owners:  1
                                    Name:  Dale M. Gibbons

         Item 10. $1,000

         Item 11. No

         Item 12. Not Applicable

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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Salt Lake City, Utah on this 3rd day of August, 2000.

                                 Signature:  NSB ASSET FUND, INC.

                                        By:  /S/ Nolan Bellon
                                             ------------------------------
                                             President
Attest:/S/ Jennifer R. Jolley
       ----------------------
Title: Secretary




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